Exhibit 10.1

EFiled: Jul 20 2012 7:56AM EDT Transaction ID 45451350 Case No. 6387-VCL

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

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IN RE MONEYGRAM INTERNATIONAL,	)	C.A. No. 6387-VCL
INC. SHAREHOLDER LITIGATION	)
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STIPULATION AND AGREEMENT OF COMPROMISE AND SETTLEMENT

This Stipulation and Agreement of Compromise and Settlement (“Stipulation”) is entered into this 19th day of July, 2012, by and between: (i) Plaintiff Willie R. Pittman and Plaintiffs and Class Representatives Susan Seales and Stephen T. Selzer on behalf of the Class (hereinafter defined together as the “Plaintiffs”) and (ii) Defendants MoneyGram International, Inc. (“MoneyGram” or the “Company”), Thomas H. Lee Partners, L.P. (“THL”), The Goldman Sachs Group, Inc. (“Goldman”), J. Coley Clark (“Clark”), Victor W. Dahir (“Dahir”), Thomas M. Hagerty (“Hagerty”), Scott L. Jaeckel (“Jaeckel”), Seth W. Lawry (“Lawry”), Ann Mather (“Mather”), Pamela Patsley (“Patsley”), Ganesh Rao (“Rao”), and W. Bruce Turner (“Turner,” together with Clark, Dahir, Hagerty, Jaeckel, Lawry, Mather, Patsley, and Rao collectively referred to as the “Individual Defendants,” and MoneyGram, THL, Goldman and the Individual Defendants collectively referred to as the “Defendants”), in the action captioned In re MoneyGram International, Inc., Shareholders Litigation, C.A. No. 6387-VCL (the “Action”), pending in the Court of Chancery of the State of Delaware (the “Court”), by their respective undersigned counsel.

WHEREAS, in March 2008, certain investment funds affiliated with THL and co-investors of the investment funds affiliated with THL (“THL Investors”)1 and Goldman and certain investment funds affiliated with Goldman (the “GS Investors”2 together with the THL Investors the “Investors”) became preferred stockholders of MoneyGram in connection with a $1.5 billion recapitalization;

[1]

The THL Investors are: Thomas H. Lee Equity Fund VI, L.P.; Thomas H. Lee Parallel Fund VI, L.P.; Thomas H. Lee Parallel (DT) Fund VI, L.P.; THL Equity Fund VI Investors (MoneyGram), LLC; THL Coinvestment Partners, L.P.; THL Operating Partners, L,P.; Great-West Investors, L.P.; Putnam Investments Employees’ Securities Company III LLC; and SPCP Group, LLC.

[2]

The GS Investors are; The Goldman Sachs Group, Inc.; GS Capital Partners VI Fund, L.P.; GS Capital Partners VI Offshore Fund, L.P.; GS Capital Partners VI GmbH & Co. KG; GS Capital Partners VI Parallel, L.P.; GSMP V Offshore US, Ltd.; GSMP V Onshore US, Ltd.; and GSMP V Institutional US Ltd.

WHEREAS, on May 26, 2010, MoneyGram established a Special Committee of its Board of Directors consisting of Dahir, Mather, Clark and Turner and resolved to empower the Special Committee to consider a recapitalization and to negotiate and, if appropriate, recommend a recapitalization to the Board;

WHEREAS, on March 7, 2011, the Special Committee recommended, and the Board approved, a recapitalization (the “Recapitalization”);

WHEREAS, on March 8, 2011, MoneyGram announced that it had entered into a recapitalization agreement dated as of March 7, 2011 (the “Recapitalization Agreement”), and pursuant to the terms of the Recapitalization Agreement: (1) the THL Investors converted all of their shares of Series B Participating Convertible Preferred Stock of the Company into 286,438,367 shares in the aggregate, of common stock of the Company, (2) the GS Investors converted all of their shares of Series B-1 Participating Convertible Preferred Stock into 157,685.7676 shares of Series D Participating Convertible Preferred Stock of the Company, and (3) the THL Investors received 28,162,866 additional shares of common stock and $154,021,019.24 in cash, and the GS Investors received 15,503.8002 additional shares of Series D Preferred Stock and $84,789,348.98 in cash;

WHEREAS, on March 9, 2011, MoneyGram filed a copy of the Recapitalization Agreement with the United States Securities and Exchange Commission (the “SEC”);

WHEREAS, on April 12, 2011, the Company filed its definitive proxy statement with the SEC in connection with the Recapitalization, setting a special meeting date of May 18, 2011 for a shareholder vote on the Recapitalization for stockholders of record as of the close of business on April 11, 2011. The proxy statement solicited proxies to approve (a) the March 7, 2011 Recapitalization Agreement; (b) the issuance of additional shares of MoneyGram common stock issuable directly to the THL Investors and additional shares of Series D Participating Convertible Preferred Stock issuable directly to the GS Investors at the closing of the Recapitalization; and (c) a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to remove the GS Investors’ right to designate a director to serve on the Company’s board of directors;

WHEREAS, on April 15, 2011, Plaintiff Willie Pittman filed a Verified Class Action and Derivative Complaint challenging the proposed Recapitalization and, on April 29, 2011, a Verified Amended Class Action and Derivative Complaint (the “Complaint”) was filed in which Susan Seales and Stephen T. Selzer joined the action as Plaintiffs. In their Amended Complaint, Plaintiffs challenged the Recapitalizations and alleged claims against the Defendants for breach of fiduciary duty, breach of certificate of incorporation, disclosure violations, and aiding and abetting. Plaintiffs sought declaratory, equitable, injunctive, and monetary relief against all Defendants;

WHEREAS, on May 6, 2011, the Company filed a supplemental proxy statement with the SEC;

WHEREAS, following expedited discovery and briefing, the Court heard oral argument on Plaintiffs’ Motion for a Preliminary Injunction on May 16, 2011. At the conclusion of oral argument, the Court denied Plaintiffs’ Motion for a Preliminary Injunction;

WHEREAS, on May 18, 2011, the Company announced that at a special meeting of stockholders, a majority of the minority of the Company’s existing common stockholders approved (a) the March 7, 2011 Recapitalization Agreement; (b) the issuance of additional shares of MoneyGram common stock issuable directly to the THL Investors and additional shares of Series D Participating Convertible Preferred Stock issuable directly to the GS Investors at the closing of the Recapitalization; and (c) the proposal to amend the Company’s Amended and Restated Certificate of Incorporation to remove the GS Investors’ right to designate a director to serve on the Company’s board of directors. Thereafter, the Company refinanced its senior secured credit facility and the Company completed the Recapitalization and transactions contemplated by the Recapitalization Agreement;

WHEREAS, on July 5, 2011, the Court entered an order scheduling the Action for a five-day trial beginning April 23, 2012;

WHEREAS, on November 29, 2011, the Court entered an order: (a) certifying the Action as a class action on behalf of a non-opt out class defined as: All holders of common stock of MoneyGram together with their successors and assigns, during the period commencing March 7, 2011 (the date on which the board of directors of MoneyGram approved the Recapitalization) and ending at the effective time of the closing of the Recapitalization, excluding the Defendants and their associates, affiliates, legal representatives, heirs, successors in interest, transferees and assignees; (b) certifying Plaintiffs Seales and Selzer as Class Representatives; and (c) appointing Prickett, Jones & Elliott, PA. (“Prickett Jones”) and Kessler, Topaz, Meltzer & Check, LLP (“Kessler Topaz”) as Co-Lead Counsel for the Class;

WHEREAS, on December 16, 2011, the Court entered an order, rescheduling the trial for May 21-25, 2012;

WHEREAS, during the course of the litigation, the parties engaged in document production, written discovery and deposition discovery, including expert discovery. Twenty-one depositions were conducted during the course of the litigation. In addition, the parties litigated three motions to compel filed by Plaintiffs;

WHEREAS, on May 4, 2012, the parties filed their pretrial briefs and supporting exhibits, and on May 11, 2012, filed a pretrial stipulation and proposed order. At trial, Plaintiffs intended to try various theories of liability in support of their claims including that the Recapitalization was not entirely fair to MoneyGram’s common stockholders, that the stockholder vote taken on May 18, 2011 was uninformed, that the Recapitalization violated MoneyGram’s Certificate of Incorporation, that the Company issued an improper dividend to the THL Investors and the Goldman Investors, and that the THL Investors and the Goldman Investors improperly received certain monies paid to them in connection with the Recapitalization;

WHEREAS, Defendants deny all allegations of wrongdoing or liability and specifically maintain that they have not committed any violation of law or breaches of fiduciary duty, or engaged in any wrongdoing whatsoever, deny that they have aided or abetted any violations of law or breaches of fiduciary duty including in connection with the Recapitalization, the definitive proxy statement, the proxy supplement or otherwise and Defendants’ entry into this Stipulation is not an admission as to any of the claims asserted in the Action;

WHEREAS, Plaintiffs, through their counsel, based upon their investigation and the legal proceedings herein, have agreed to settle their individual, class, direct and derivative claims upon the terms and provisions hereinafter set forth and have concluded that the Settlement is fair, reasonable and adequate and in their best interest and the best interest of the Class and the Company;

WHEREAS, representatives of the parties to the Action have held extensive arm’s length discussions in an effort to resolve all claims asserted, or which could have been asserted, in the Action and entered into an oral agreement in principle on May 11, 2012 to settle the Action;

WHEREAS, the parties to the Action wish to settle and resolve all claims asserted, or which could have been asserted, in the Action; the parties have reached an agreement set forth in this Stipulation, providing for the settlement of the Action on the terms and conditions set forth below (the “Settlement”), subject to the approval of the Court; and Plaintiffs and Co-Lead Counsel for the Class believe that the Settlement is in the best interests of the Class;

NOW, THEREFORE, IT IS HEREBY AGREED by and among Plaintiffs and Defendants, by their undersigned attorneys, subject to the approval of the Court, and pursuant to Court of Chancery Rules 23(a), 23(b)(1) and (b)(2), and 23.1 and the other conditions set forth herein, for the good and valuable consideration set forth herein and conferred on Plaintiffs and the Class and the Company, the Action shall be finally and fully settled, compromised, and dismissed on the merits and with prejudice, and that the Released Claims (defined below) shall be finally and fully compromised, settled, released, and dismissed with prejudice as to the Released Persons in the manner and upon the terms and conditions hereafter set forth:

SETTLEMENT CONSIDERATION

1. In consideration for the full settlement, satisfaction, compromise and release of the Released Claims (as defined below), the Company, in its own right and acting as a depository, shall, upon the earlier of: (a) ten business days after the Court’s entry of the Scheduling Order (defined below) or (b) July 20, 2012, pay or cause to be paid $10 million (the “Settlement Fund”) into an interest-bearing account established by Co-Lead Counsel for the Class (the “Account”). No Defendant or Released Person shall, except as specifically provided in this Stipulation, have any obligation to pay or bear any amounts, expenses, costs, damages, assessments or fees to or for the benefit of Plaintiffs or any Class Members in connection with this Settlement, including but not limited to attorneys’ or experts’ fees and expenses for any counsel to any Class Member, or any costs of notice or settlement administration or otherwise.

DISTRIBUTION AND ADMINISTRATION OF THE SETTLEMENT FUND

2. MoneyGram shall bear all responsibility for costs and expenses for distribution and administration of the Settlement Fund to the Class as provided for herein. Co-Lead Counsel for the Class shall retain at MoneyGram’s expense a settlement administrator (“Settlement Administrator”), which shall, subject to the supervision, direction and approval of the Court, oversee administration and distribution of the Settlement Fund. The Settlement Administrator shall discharge the duties under the supervision of Co-Lead Counsel for the Class and subject to the jurisdiction of the Court. The Settlement Administrator will administer and distribute with the Court’s approval the Settlement Fund, on a pro rata basis, after deducting and paying any award of attorneys’ fees and expenses to Co-Lead Counsel for the Class, to all members of the Class who held MoneyGram common stock at the close of business on April 11, 2011. Within ten business days of entry of the Scheduling Order, MoneyGram shall provide or cause to be provided to the Settlement Administrator relevant lists of MoneyGram stockholders in electronic form suitable to the Settlement Administrator (such lists to be used solely for the purpose of administering the Settlement Fund).

a. The Settlement Fund, including all interest accruing thereon, shall be deemed to be in the custody of the Court and will remain subject to the jurisdiction of the Court until such time as it is distributed as provided for in this Stipulation or by Order of the Court. Any funds in the Account shall be invested in United States Treasury Bills (or a mutual fund invested solely in such instruments) and shall collect and reinvest all interest accrued thereon, except that any residual cash balances of less than $250,000 may be invested in an account that is fully insured by the United States Government or any agency thereof, including the FDIC. In the event that the yield on United States Treasury Bills is negative, in lieu of purchasing such Treasury Bills, all or any portion of the funds held in the Account may be deposited in a non-interest bearing account that is fully insured by the United States Government or any agency thereof, including the FDIC.

b. The Settlement Fund is intended to be a “qualified settlement fund” within the meaning of Treasury Regulation § 1.468B-1, and the Parties shall so treat it, and Co-Lead Counsel for the Class, as administrator of the Account within the meaning of Treasury Regulation § 1.468B-2(k)(3), shall be responsible for filing tax returns for the Account and paying from the Account any taxes, including any interest or penalties thereon (the “Taxes”), owed with respect to the Account. In addition, the Parties, as required, shall do all things that are necessary or advisable to carry out the provisions of this Paragraph.

c. All Taxes arising with respect to the income earned by the Settlement Fund, including any Taxes or tax treatments that may be imposed with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a qualified settlement fund for federal or state income tax purposes and any expenses and costs incurred in connection with the payment of taxes pursuant to this Paragraph (including, without limitation, expenses of tax attorneys and/or accountants and mailing, administration and distribution costs and expenses relating to the filing of all necessary or advisable tax returns (the “Tax Expenses”)), shall be paid out of the Settlement Fund. None of the Defendants or the Released Persons shall have any responsibility for the payment of Taxes or the Tax Expenses. Co-Lead Counsel for the Class or their agents shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund and the distributions and payments therefrom, including, without limitation, the tax returns described in Treas. Reg. § 1.468B-2(k), and to the extent applicable, Treas. Reg. § 1.468B-2(l). All tax returns shall be consistent with the terms herein and in all events shall reflect that all taxes on the income earned by the Settlement Fund shall be paid out of the Settlement Fund. Co-Lead Counsel for the Class or their agents shall also timely pay Taxes and Tax Expenses out of the Settlement Fund, and are authorized to withdraw from the Account, without prior consent of Defendants or order of the Court, amounts necessary to pay Taxes and Tax Expenses. Defendants agree to timely provide Co-Lead Counsel for the Class the statement described in Treas. Reg. § 1.468B-3(e). The Parties agree to cooperate with Co-Lead Counsel for the Class, their agents, each other, and their tax advisors to the extent reasonably necessary to carry out the provisions of this Stipulation.

d. After reasonable and diligent efforts have been made to distribute the Settlement Fund to eligible Class members, any balance remaining in the Settlement Fund, including accrued interest, six (6) months after the distribution shall, if economically feasible, be reallocated to eligible Class members who have deposited or cashed their distribution check. Thereafter, any balance remaining in the Settlement Fund shall be paid to the Delaware Combined Campaign for Justice.

RELEASES

3. In exchange for payment of the Settlement Fund, and other good and valuable consideration, the receipt of which is hereby acknowledged, any and all claims, demands, losses, rights, actions, causes of action, liabilities, obligations, duties, judgments, suits, costs, expenses, matters and issues known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, accrued or unaccrued, apparent or unapparent, of any kind or nature whatsoever including, but not limited to, any claims arising under federal, state or foreign law, common law, the Delaware General Corporation Law or any other statute, rule, or regulation, for damages, declaratory relief, injunctive relief, equitable relief, or any other remedies, that have been asserted, could have been asserted, or in the future could or might be asserted by any of the Plaintiffs, any Class Member, or the Company, in the Action or in any court, tribunal, forum or proceeding, whether individual, class, direct, derivative, representative, legal, equitable or any other type or in any other capacity, by or on behalf of Plaintiffs or any member of the Class, whether individual, direct, class, derivative, representative, legal, equitable or any other type or in any other capacity (collectively, the “Releasing Persons”) against Defendants, the THL Investors, the GS Investors and all of their respective families, parent entities, controlling persons, associates, affiliates, successors or subsidiaries and each and all of their respective present or past heirs, executors, estates, administrators, predecessors, successors, stockholders, assigns, parents, subsidiaries, associates, affiliates, employers, employees, agents, consultants, insurers, directors, managing directors, officers, partners, partnerships, principals, limited liability companies, members, attorneys, bankers, consultants, trustees, insurers, co-insurers, reinsurers, accountants, financial or other advisors, investment bankers, underwriters, lenders, auditors, and any other representatives of any of these persons or entities (the “Released Persons”) (or any of them) that have arisen, could have arisen, arise now or hereafter arise from, or relate in any manner to, the allegations, conduct, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, referred to by, set forth in, or arising out of or otherwise related directly or indirectly to (i) any allegation made in the Action; (ii) any matter regarding or relating to in any way to the Recapitalization, including without limitation, any disclosures made in connection with any of the foregoing, except claims to enforce the Stipulation or the Settlement, and/or (iii) any claim relating to the improper payment of dividends or violation of MoneyGram’s certificate of incorporation (collectively, the “Released Claims”), shall be deemed completely, fully, finally, absolutely and forever discharged, dismissed with prejudice, settled, enjoined, released, relinquished and compromised, upon occurrence of all events referenced in Paragraph 10 of this Stipulation.

4. Any and all claims that any of Defendants or the Released Persons may have or could have asserted against Plaintiffs, their counsel, their advisors and the Class arising out of the initiation, litigation, and resolution of the Action, except claims to enforce the Stipulation or the Settlement shall be deemed to be completely released and enjoined as to Plaintiffs, their counsel, their advisors and the Class, upon occurrence of all events referenced in Paragraph 10 of this Stipulation.

5. The Settlement is intended to extinguish all such Released Claims and, consistent with such intentions, the foregoing Release by the Releasing Persons shall be deemed to include a waiver of their rights to the extent permitted by state law, federal law, foreign law, or any principle of common law that may have the effect of limiting the releases set forth above. This shall include a waiver by the Releasing Persons of any rights pursuant to § 1542 of the California Civil Code (or any similar, comparable or equivalent provision) which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Releasing Persons acknowledge that they or members of the Class may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of this release, but that it is their intention, as plaintiffs and on behalf of the Class, to fully, finally, and forever settle and release any and all claims released hereby, whether known or unknown, suspected or unsuspected, which now exist or heretofore existed or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts.

SUBMISSION AND APPLICATION TO THE COURT

6. As soon as practicable after this Stipulation has been executed, Plaintiffs and Defendants shall jointly apply for a scheduling order substantially in the form attached hereto as Exhibit A (the “Scheduling Order”) establishing the procedure for: (i) the provision of notice of the Settlement to the Class (as defined herein) substantially in the form attached hereto as Exhibit B (the “Notice”), and (ii) the Court’s consideration of the Settlement, dismissal of the Action with prejudice, and Plaintiffs’ application for attorneys’ fees and expenses.

7. The Settlement Administrator at MoneyGram’s expense, shall be responsible for providing the Notice to the Class, regardless of whether the Settlement obtains Court approval or any conditions of the Settlement are not satisfied. At least 14 calendar days before the Settlement

Hearing (as defined below), MoneyGram shall cause to be filed with the Court an appropriate affidavit or declaration with respect to the preparation and mailing of the Notice. MoneyGram shall provide relevant stock list information to the Settlement Administrator promptly after execution of this Stipulation.

8. The parties further agree to use their best efforts to obtain Court approval of the Settlement and a dismissal with prejudice of the Action.

ORDER AND FINAL JUDGMENT

9. If the Court approves the Settlement (including any modification thereto made with the consent of the parties as provided for herein) following a hearing (the “Settlement Hearing”) as fair, reasonable, adequate and in the best interests of Plaintiffs, the Class, and the Company, Plaintiffs and Defendants shall request jointly that the Court enter an Order and Final Judgment substantially in the form attached hereto as Exhibit C, certifying the Class, dismissing the Action with prejudice, and awarding Plaintiffs any attorneys’ fees and expenses.

10. For purposes of effectuating this Settlement only, the Order and Final Judgment shall confirm:

a. certification of a non-opt out class pursuant to Court of Chancery Rules 23(a), 23(b)(1) and 23(b)(2), consisting of all holders of common stock of MoneyGram together with their successors and assigns, during the period commencing March 7, 2011, and ending May 18, 2011, the effective time of the closing of the Recapitalization, excluding (i) the Individual Defendants, MoneyGram, THL and their respective associates, affiliates, legal representatives, heirs, successors in interest, transferees and assignees, (ii) Goldman, its majority-owned affiliates, and each of their legal representatives, heirs, successors in interest, transferees and assignees, (iii) the THL Investors, and (iv) the GS Investors(the “Class”);

b. the appointment of Plaintiffs Seales and Selzer as Class Representatives; and

c. the appointment of Prickett, Jones & Elliott, P.A. and Kessler, Topaz, Meltzer & Check, LLP as Co-Lead Counsel for the Class.

CONDITIONS OF SETTLEMENT

11. This Stipulation shall be null and void and of no force and effect, unless otherwise agreed to by the parties pursuant to Paragraph 20, if:

a. the Settlement does not receive Court approval for any reason, with Court approval requiring each of the following:

i the dismissal with prejudice of the Action against all Defendants;

ii the entry of a final judgment in the Action in the form of Exhibit C approving the Settlement, providing for the dismissal with prejudice of the Action, approving the grant of a release by the Class to the Released Persons of the Released Claims, and enjoining all members of the Class or Releasing Persons from asserting any of the Released Claims;

iii such final judgment and dismissal of the Action being finally affirmed in whole on appeal or, if no appeal is taken, such final judgment and dismissal not being subject to appeal (or further appeal) by lapse of time or otherwise;

b. the Action is not dismissed with prejudice against all Defendants, or the dismissal of the Action does not become final and no longer subject to further appeal or review by lapse of time or otherwise; or

c. The full Settlement Fund is not deposited timely in the Account. In such event, this Stipulation shall not be deemed to prejudice in any way the respective positions of the parties with regard to the Action and all of the parties to this Stipulation shall be deemed to have reverted to their respective litigation status immediately prior to May 11, 2012, all of the parties shall proceed in all respects as if the Stipulation had not been executed, and any and all funds paid into the Settlement Fund shall revert back to the contributor(s) of such funds.

12. All members of the Class shall be and are deemed bound by the judgment in this Action. The judgment to be entered pursuant to this Stipulation and the releases contained herein are intended with respect to the Released Claims (which includes, but is not limited to, all claims and issues that have or could have been raised) to have all preclusive effect available under law in any pending and/or future lawsuits, arbitrations or other proceedings maintained by or on behalf of, any of the Plaintiffs or any other members of the Class, as well as any and all of their respective successors-in-interest, successors, predecessors-in-interest, predecessors, representatives, trustees, executors, administrators, estates, heirs, assigns and transferees, immediate and remote, and any other person or entity acting for or on behalf of, or claiming under, any of them, and each of them, together with their predecessors-in-interest, predecessors, successors-in-interest, successors, and assigns.

13. Whether or not Court approval is obtained, the existence or contents of this Stipulation, and any negotiations, statements or proceedings in connection therewith shall not be deemed evidence of a presumption, concession or admission by any Plaintiff, Defendant, Released Person, or any other person of any fault, liability or wrongdoing or lack of any fault, liability or wrongdoing as to any facts or claims alleged or asserted in the Action or in any other action or proceeding (whether civil, criminal or administrative), or that Plaintiffs or Co-Lead Counsel for the Class, the Class, or any present or former stockholders of the Company, or any other person, has suffered any damage attributable in any manner to any Released Person in connection with such facts and claims. The existence of this Stipulation, its contents, or any negotiations, statements or proceedings in connection therewith, shall not be offered or admitted in evidence or referred to, interpreted, construed, invoked, or otherwise used by any person for any purpose in the Action, except as may be necessary to enforce or obtain Court approval of the Settlement. Notwithstanding the foregoing, any of the Released Persons may file the Stipulation or any judgment or order of the Court related hereto, in any action pending or that may be brought against them, in order to support any and all defenses or counterclaims including, without limitation, those based on res judicata, collateral estoppel, release, good-faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion, or similar defense or counterclaim. This provision shall remain in force in the event the Settlement is terminated.

ATTORNEYS’ FEES AND EXPENSES

14. Co-Lead Counsel for the Class intend to apply to the Court for an award of attorneys’ fees of up to $3 million and expenses not to exceed $650,000 (the “Fee Application”). All fees and expenses that are awarded by the Court (the “Fee Award”) shall be paid from the Settlement Fund and shall be paid within five (5) business days of entry of an Order approving such award notwithstanding the existence of objections thereto, or the potential for appeal therefrom, provided, however, that in the event that the Fee Award is disapproved, reduced, reversed or otherwise modified, whether on appeal, further proceedings on remand, successful collateral attack or otherwise, then Co-Lead Counsel for the Class shall jointly or severally, within ten (10) business days after Co-Lead Counsel for the Class receives notice of any such disapproval, reduction, reversal or other modification, return to the Settlement Fund the difference between the attorneys’ fees and expenses awarded by the Court in the Fee Award on the one hand, and any attorneys’ fees and expenses ultimately and finally awarded on appeal, further proceedings on remand or otherwise on the other hand plus accrued interest at the same net rate as is earned by the Settlement Fund. In the event that the Settlement is disapproved, reversed or otherwise modified, whether on appeal, further proceedings on remand, successful collateral attack or otherwise, then Co-Lead Counsel for the Class shall jointly or severally, within ten (10) business days after Co-Lead Counsel for the Class receives notice of any such disapproval, reversal or other modification, return to the Settlement Fund the attorneys’ fees and expenses awarded by the Court in the Fee Award plus accrued interest at the same net rate as is earned by the Settlement Fund. No other application for attorneys’ fees and expenses shall be filed, and Co-Lead Counsel for the Class expressly waive any right to seek any award of such fees and expenses except as provided in this paragraph. The parties agree that any approval of an award of attorneys’ fees and expenses shall not be a condition to final approval of the Settlement, nor shall the Court’s denial of the Fee Application: (i) delay the enforceability of this Stipulation; (ii) provide any of the parties with the right to terminate the Settlement; or (iii) affect or delay the binding effect or finality of the Judgment and the Release of the Released Claims. Any failure of the Court to approve the Settlement or the Settlement not becoming final shall not preclude Co-Lead Counsel for the Class from applying for an award of attorneys’ fees and expenses on grounds of mootness, and Defendants reserve the right to oppose any such mootness-fee application.

15. Co-Lead Counsel for the Class warrants that no portion of any such award of attorneys’ fees or expenses shall be paid to any of the Plaintiffs or any Class Member, except as may be approved by the Court.

16. Defendants and the Released Persons shall have no responsibility for the allocation of the Fee Award.

17. Except as specifically provided herein, Defendants shall bear no expenses, costs, damages, or fees alleged or incurred by Plaintiffs or by any member of the Class, or by any of their attorneys, experts, advisors, agents, or representatives. Court approval of the Settlement is not in any way conditioned on Court approval of the application of Co-Lead Counsel for the Class for fees and/or expenses.

NON-ASSIGNMENT OF CLAIMS

18. Plaintiffs and their counsel represent and warrant that none of Plaintiffs’ claims or causes of action referred to in this Stipulation or that could have been alleged in the Action has been assigned, encumbered or in any manner transferred in whole or in part.

STAY OF PROCEEDINGS

19. Upon the execution of this Stipulation, the parties agree that, except as provided herein, the Action will be stayed pending submission of the Settlement for the Court’s approval. The parties also agree to use their best efforts to prevent, stay or seek dismissal of or oppose entry of any interim or final relief in favor of any member of the Class in any other litigation against any of the parties to this Stipulation which challenges the Settlement, the Recapitalization, including any transactions contemplated thereby, or otherwise involves, directly or indirectly, a Released Claim.

ENTIRE AGREEMENT

20. This Stipulation constitutes the entire agreement among the parties with respect to the subject matter hereof, and may not be amended nor may any of its provisions be waived except by a writing signed by all of the Parties hereto.

COUNTERPARTS

21. This Stipulation may be executed in counterparts and transmitted by facsimile, via e-mail as a PDF file, or as an original signature by any of the signatories hereto, and as so executed shall constitute one agreement.

GOVERNING LAW

22. This Stipulation and the Settlement contemplated by it shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to conflict of law principles. Any dispute arising out of or relating to this Stipulation or Settlement shall be filed and litigated exclusively in the Court, which shall retain jurisdiction over the parties and all such disputes. The parties expressly waive any right to demand a jury trial, and consent to service of process upon their attorneys by registered mail, in connection with any dispute brought in accordance with this paragraph.

EXECUTION AUTHORITY

23. Each of the attorneys executing this Stipulation has been duly empowered and authorized by his/her respective client(s) to do so.

SUCCESSORS AND ASSIGNS

24. This Stipulation shall be binding upon and shall inure to the benefit of the parties and their respective agents, successors, executors, heirs and assigns.

[Signature pages to follow]

OF COUNSEL:	PRICKETT, JONES & ELLIOTT, P.A.

KESSLER TOPAZ	/s/ Michael Hanrahan
MELTZER & CHECK, LLP	Michael Hanrahan (#941)
Marc A. Topaz	Gary F. Traynor (#2131)
Lee D. Rudy	Paul A. Fioravanti, Jr. (#3808)
Michael C. Wagner	J. Clayton Athey (#4378)
J. Daniel Albert	Kevin H. Davenport (#5327)
280 King of Prussia Road	1310 N. King Street
Radnor, Pennsylvania 19087	Wilmington, Delaware 19801
(610) 667-7706	(302) 888-6500
Counsel for Plaintiffs and the Class	Counsel for Plaintiffs and the Class

OF COUNSEL:	MORRIS NICHOLS ARSHT & TUNNELL LLP

Thomas R. Jackson	/s/ William M. Lafferty
Joshua S. Roseman	William M. Lafferty (#2755)
Samantha S. Cox	John P. DiTomo (#4850)
JONES DAY	Ryan D. Stottmann (#5237)
2727 North Harwood Street	1201 N Market Street, 18th Floor
Dallas, Texas 75201-1515	Wilmington, Delaware 19801
(214) 220-3939	(302) 658-9200
Attorneys for Defendants J. Coley Clark,
Victor W. Dahir, Ann Mather and W. Bruce
Turner

OF COUNSEL:	SEITZ ROSS ARONSTAM & MORITZ LLP

Mark C. Hansen
Kevin B. Huff	/s/ Collins J. Seitz, Jr.
KELLOGG HUBER HANSEN TODD	Collins J. Seitz, Jr. (#2237)
EVANS & FIGEL, PLLC	Bradley R. Aronstam (#5129)
1615 M Street N.W., Suite 400	100 S. West Street
Washington, District of Columbia 20036	Wilmington, Delaware 19801
(202) 326-7900	(302) 576-1600
Attorneys for Defendants Thomas H. Lee
Partners, LP., Thomas M. Hagerty, Scott L.
Jaeckel, Seth W. Lawry and Ganesh Rao

OF COUNSEL:	ABRAMS & BAYLISS LLP

William G. McGuinness
Stephanie J. Goldstein	/s/ Kevin G. Abrams
FRIED, FRANK, HARRIS,	Kevin G. Abrams (#2375)
SHRIVER & JACOBSON LLP	20 Montchanin Road, Suite 200
One New York Plaza	Wilmington, Delaware 19807
New York, New York 10004	(302) 778-1000
(212) 859-8000	Attorneys for The Goldman Sachs Group, Inc.

OF COUNSEL:	RICHARDS, LAYTON & FINGER, P.A.

John C. Wander
Daniel J. Kelly	/s/ Lisa A. Schmidt
Elizabeth C. Brandon	Lisa A. Schmidt (#3019)
VINSON & ELKINS	Brock E. Czeschin (#3938)
Trammell Crow Center	Steven J. Fineman (#4025)
2001 Ross Avenue	Scott W. Perkins (#5049)
Suite 3700	One Rodney Square
Dallas, Texas 75201	920 North King Street
(214) 220-7700	Wilmington, Delaware 19801
(302) 651-7786
Attorneys for Defendant MoneyGram
International, Inc. and Pamela H. Patsley